                                                                    EXHIBIT 10.2

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                       COLLABORATION AND LICENSE AGREEMENT

      THIS COLLABORATION AND LICENSE AGREEMENT (this "Agreement") is dated as of July 15, 2005 (the "Effective Date") and is made by and among LEXICON GENETICS INCORPORATED, a Delaware corporation ("Lexicon"), THE TEXAS A&M UNIVERSITY SYSTEM ("TAMUS") for the benefit of TEXAS A&M UNIVERSITY ("TAMU") and the TEXAS A&M HEALTH SCIENCE CENTER ("TAMHSC"), and the TEXAS INSTITUTE FOR GENOMIC MEDICINE, a Texas non-profit corporation ("TIGM"). Lexicon, TAMUS and TIGM are sometimes referred to herein individually as a "party" and collectively as the "parties."

                                    RECITALS

      WHEREAS, Lexicon has technology for and expertise in the generation of mouse embryonic stem cell clones containing gene trap mutations that can be used in the production of knockout mice;

      WHEREAS, Lexicon and TAMUS are interested in collaborating in the start-up and initial operations of TIGM, including the endowment of TIGM with a library of such mouse embryonic stem cell clones containing gene trap mutations;

      WHEREAS, the State of Texas, acting by and through the Office of the Governor, Economic Development and Tourism (the "State"), has committed to provide fifty million dollars ($50,000,000) in funding for the foregoing under an Economic Development Agreement, dated as of the Effective Date, among the State, Lexicon and TAMUS (the "Economic Development Agreement");

      NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

                             ARTICLE 1. DEFINITIONS

      For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings specified below:

      1.1 "Academic Institution" means any university or non-profit entity.

      1.2 "Affiliate" means any corporation, company, partnership, joint venture or firm that controls, is controlled by or is under common control with a party to this Agreement. For purposes hereof, "control" means (a) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entity. For clarity, TIGM, as a non-profit corporation without stock, shares or equity interests, shall not be deemed an Affiliate of Lexicon or TAMUS.

      1.3 "Bioinformatics Software" means the software described in Exhibit 1.3 for the management and analysis of data relating to the OmniBank II Library and the production, genotyping and phenotypic analysis of knockout mice.

      1.4 "Commercial Entity" means any person or entity other than an Academic Institution or Government Agency.

      1.5 "Confidential Information" means any proprietary information and data received by a party or its Affiliates (the "Receiving Party") from the other party or its Affiliates (the "Disclosing Party") in connection with this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data that:

                  (a) is or becomes part of the public domain other than by
            unauthorized acts of the Receiving Party or its Affiliates;

                  (b) can be shown by written documents to have been already in the possession of the Receiving Party or its Affiliates prior to disclosure under this Agreement, provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party under an obligation of confidentiality;

                  (c) can be shown by written documents to have been disclosed to the Receiving Party or its Affiliates by a Third Party, provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party under an obligation of confidentiality; or

                  (d) can be shown by written documents to have been
            independently developed by the Receiving Party or its Affiliates without use of, or access to, Confidential Information of the Disclosing Party.

Specific Confidential Information of a Disclosing Party shall not be deemed to come under the foregoing exceptions merely because it is embraced by more general information that is or becomes part of the public domain, or is known by, disclosed to or independently developed by the Receiving Party.

      1.6 "Control" or "Controlled" means, with respect to any (a) material, document, item of information, method, data or other know-how or (b) Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a party or its Affiliates of the ability to grant to the other party access, ownership, a license or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any third party as of the time such party would first be required hereunder to grant the other party such access, ownership, license or sublicense.

      1.7 "Cover," "Covered" or "Covering" means, with respect to a Patent Right, that, but for rights granted to a person or entity under such Patent Right, the practice by such person or entity of an invention claimed in such Patent Right would infringe a Valid Claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

      1.8 "Cre-Lox Patents" means the United States and foreign patents listed in Exhibit 1.8, and any continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions of any of the foregoing. The terms "Cre" and "lox" (also referred to as "loxP") have the meanings as described and embodied by the Cre-Lox Patents.

      1.9 "Development Plan" means the plan described in Exhibit 1.9 for the generation and delivery to TIGM of the OmniBank II Library.

      1.10 "Diligent Efforts" means the carrying out of obligations or tasks by a party (or, as applicable, its Affiliates) in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with the efforts such party devotes to products or research, development or marketing projects of similar scientific and commercial potential. Diligent Efforts requires that the party or its applicable
Affiliates: (a) promptly assign responsibility for such obligations to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

      1.11 "Disclosing Party" has the meaning specified in Section 1.5 hereof.

      1.12 "Economic Development Agreement" has the meaning specified in the recitals of this Agreement.

      1.13 "Effective Date" means the date specified in the initial paragraph of this Agreement.

      1.14 "Event of Default" means an event described in Section 9.3.1 hereof.

      1.15 "Existing OmniBank(R) Library" means Lexicon's library of mouse embryonic stem cell clones with Selected Mutations in existence as of the Effective Date.

      1.16 "Facilities" means the facilities funded under the Economic Development Agreement to house TIGM and the OmniBank II Library at TAMHSC's Institute of Biosciences and Technology in Houston, Texas and at TAMU's Research Park in College Station, Texas, as more fully described in Exhibit 1.16.

      1.17 "Gene Trapping Patents" means the United States and foreign patents listed in Exhibit 1.17.

      1.18 "Government Agency" means any agency or unit of any federal, national, state, provincial, county, city or other government, domestic or foreign.

      1.19 "Joint Management Committee" has the meaning specified in Section
2.1.2 of this Agreement.

      1.20 "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, state, provincial, county, city or other political subdivision, domestic or foreign.

      1.21 "Lexicon" has the meaning specified in the initial paragraph of this Agreement.

      1.22 "Library Technology" means any inventions, information, methods, know-how, trade secrets or data, including, without limitation, the inventions Covered by the Gene Trapping Patents, that (a) are Controlled by Lexicon and (b) are utilized in the generation of the OmniBank II Library or Mutant Mice, but only to the extent so utilized; provided that Library Technology excludes the inventions Covered by the Cre-Lox Patents.

      1.23 "Lox Mice" has the meaning specified in Section 3.1.1.2 of this Agreement.

      1.24 "Materials" means Mutant Mice, Progeny and cells, tissues and other biological materials derived from any of the foregoing; provided that Materials shall not include cells, tissues or other biological materials that do not contain a Selected Mutation.

      1.25 "Materials Access Agreement" has the meaning specified in Section 3.2 of this Agreement.

      1.26 "Mutant Mouse" means mouse cell or mouse containing a Selected Mutation that is delivered to TIGM under this Agreement, whether as part of the OmniBank II Library or from the Existing OmniBank Library. A "line of Mutant Mice" means Mutant Mice having the same Selected Mutation.

      1.27 "[**]" shall mean all payments and other consideration received by TIGM and its Affiliates from Sublicensed Recipients [**] for the generation or development of, or access to or licensing of, Materials (including, without limitation, for the delivery of Materials or the grant of a license under any intellectual property rights relating thereto), less any (a) freight, insurance and other transportation costs, (b) taxes (excluding federal, state or local taxes based on income), duties or other governmental charges imposed on the production, sale, importation, exportation or use, in each case that are actually paid by TIGM and its Affiliates with respect to the delivery of such Materials, (c) trade, quantity and cash discounts, (d) refunds, rebates, chargebacks, retroactive price adjustments and billing errors, and (e) allowances or credits due to rejections or returns.

      1.28 "OmniBank II Library" has the meaning specified in Section 2.2.1.

      1.29 "Patent Rights" means all existing patents and patent applications and all patent applications hereafter filed and patents hereafter issued, including, without limitation, any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

      1.30 "Progeny" means mice, including successive generations thereof, that are produced, developed or derived by or on behalf of TIGM or Sublicensed Recipients directly or indirectly from a Mutant Mouse progenitor, including, without limitation, by breeding or rederivation; provided that Progeny shall not include mice that do not contain a Selected Mutation.

      1.31 "Receiving Party" has the meaning specified in Section 1.5 hereof.

      1.32 "Selected Mutation" means a specific mutation in a particular portion of a gene originally introduced by Lexicon in a mouse embryonic stem cell through the use of gene trapping technology.

      1.33 "State" has the meaning specified in the recitals of this Agreement.

      1.34 "Sublicensed Recipient" means any Academic Institution, Commercial Entity or Government Agency to which TIGM sells or licenses Materials under this Agreement.

      1.35 "TAMHSC" has the meaning specified in the initial paragraph of this Agreement.

      1.36 "TAMU" has the meaning specified in the initial paragraph of this Agreement.

      1.37 "TAMUS" has the meaning specified in the initial paragraph of this Agreement.

      1.38 "TIGM" has the meaning specified in the initial paragraph of this Agreement.

      1.39 "Valid Claim" means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or (b) a claim of a pending patent application that has not been pending for more than seven (7) years and that has not been abandoned or finally rejected without the possibility of appeal or refiling.

                            ARTICLE 2. COLLABORATION

      2.1 General.

            2.1.1 Overview. The parties intend to collaborate in the start-up and initial operations of TIGM, as set forth in this Article 2. In support of the foregoing and as set forth in the present Agreement, (a) Lexicon will develop and deliver to TIGM the OmniBank II Library, install and support the Bioinformatics Software, and provide training to TIGM's staff in the use of the OmniBank II Library and the production, genotyping and phenotyping of knockout mice; (b) TAMUS will construct and make available to TIGM the Facilities and will furnish to TIGM the operating funds and/or in-kind services needed to fund TIGM's operations as provided herein until TIGM has established sufficient revenue to be self-sufficient unless earlier dissolved; and (c) TIGM will use Diligent Efforts to obtain research grants and contracts, expand its membership and promote, through the development of its research operations and collaborations with third parties, the expansion of the biotechnology and pharmaceutical industries and associated employment in the state of Texas; in each case, subject to and in accordance with the terms of this Agreement.

            2.1.2 Collaboration Management. Lexicon, TAMUS and TIGM shall establish a committee whose members shall be responsible for managing their respective efforts under this Agreement (the "Joint Management Committee"), including but not limited to the coordination (as between the parties) and management of the following matters:

            (a) planning and implementation of the parties' efforts under this Agreement; and

            (b) timely transfer of relevant information and progress reports in connection with the collaboration contemplated by this Agreement.

            Lexicon, TAMUS and TIGM shall each appoint one member of its senior management and one member of its senior technical staff to the Joint Management Committee. The members of the Joint Management Committee initially designated by the parties are set forth in Exhibit 2.1.2. In addition, subject to the approval of the other parties, which approval shall not be unreasonably withheld, Lexicon, TAMUS and TIGM shall each assign a project coordinator (a) to act as a conduit for timely transfer of relevant information and progress reports in connection with the collaboration and (b) to be responsible for managing its day-to-day efforts under the collaboration. Subject to the approval of the other parties, which approval shall not be unreasonably withheld, each party shall have the right to replace its representatives on the Joint Management Committee and its project coordinator by giving written notice to the other parties.

            2.1.3 Resources. The parties agree to commit to the collaboration the personnel and resources necessary to meet their respective responsibilities set forth in this Agreement.

            2.1.4 Reports. Each party shall submit quarterly reports to the Joint Management Committee detailing its activities under this Agreement.

            2.1.5 No Authority to Direct Actions of the Other Party. Although the parties acknowledge and agree that the coordination of their respective efforts under this Agreement is essential, each party shall retain the authority to direct, and the responsibility for, its own efforts under this Agreement. Nothing in this Article 2 shall be deemed to grant the Joint Management Committee the authority to direct the actions of Lexicon, TAMUS or TIGM or to modify the rights and obligations of the parties under this Agreement.

            2.1.6 Further Discussions. With respect to any dispute among the parties to the collaboration, the parties will periodically consult with one another regarding the collaboration and discuss in good faith whether modifications or amendments to the Economic Development Agreement, Development Plan or this Agreement are advisable in light of the purposes of the collaboration contemplated hereby and the respective interests of the parties. No such modification or amendment shall be effective unless agreed to by each party, in its sole discretion, in accordance with
      Section 10.7.

      2.2 Lexicon Obligations

            2.2.1 Development and Delivery of OmniBank II Library and Mutant
      Mice.

            2.2.1.1 Development of OmniBank II Library. Subject to the terms of this Agreement, Lexicon will generate and deliver to TIGM two (2) complete copies of a library consisting of three hundred fifty thousand (350,000) mouse embryonic stem cell clones with Selected Mutations, each identified by DNA sequence of its genomic integration site (the "OmniBank II Library"). Subject to the terms of this Agreement, Lexicon will use Diligent Efforts to generate and deliver the OmniBank II Library in accordance with the schedule set forth in the Development Plan. Lexicon will not purposefully exclude clones with Selected Mutations in any particular gene or genes from the OmniBank II Library.

            2.2.1.2 Requests for Clones from Existing OmniBank Library. Subject to the terms of this Agreement, until the generation and delivery of the OmniBank II Library has been completed, TIGM may request mouse embryonic stem cell clones with Selected Mutations from the Existing OmniBank Library, and shall be provided with reasonable access to the database and search tools of Lexicon as may be necessary for TIGM to make such requests. Promptly following any such request, Lexicon shall notify TIGM of its acceptance or rejection thereof; provided that Lexicon may reject such requests only in the event that it has obligations under any collaboration or license agreement with a third party or an active bona fide internal discovery program with respect to knockout mice with a mutation in the same gene in which the requested embryonic stem cell clone has a Selected Mutation, in which concrete, verifiable laboratory studies have been initiated by Lexicon prior to the time of such request. In the event of its acceptance of such a request, Lexicon shall use Diligent Efforts to process mouse embryonic stem cell clones with a Selected Mutation in the requested gene and, provided that such clones pass Lexicon's quality control tests, to deliver a vial of such clones to TIGM.

            2.2.1.3 Deliveries. Beginning no earlier than six (6) months following the Effective Date, Lexicon shall deliver notices to TIGM of the availability for shipment to

      TIGM of embryonic stem cell clones comprising part of the OmniBank II Library or requested by TIGM from the Existing OmniBank Library. Promptly following its receipt of such notice, TIGM shall notify Lexicon confirming that it is prepared to accept such shipment. Lexicon shall be responsible for making shipping arrangements for all such materials; provided that TIGM shall be responsible for (a) paying all shipment and delivery charges in connection therewith and (b) obtaining, if desired, and paying for any insurance relating to such shipment. TIGM shall also be responsible for complying with all customs, regulations, veterinary handling procedures and protocols, and obtaining any and all permits, forms or permissions that may be required for TIGM to accept such shipments. All such materials will be shipped F.O.B. Lexicon. If TIGM fails to provide confirmation that it is prepared to accept a shipment within thirty (30) days after Lexicon's notice that such materials are available for shipment, TIGM shall pay Lexicon a storage and maintenance charge of Five Thousand Dollars (U.S.$5,000) with respect to such shipment for each month or partial month thereafter until Lexicon receives such written confirmation. If TIGM fails to provide such written confirmation within three (3) months after Lexicon's delivery of such notice to TIGM, Lexicon shall be deemed to have delivered such materials and satisfied all of its obligations with respect thereto, and may dispose of such materials at its discretion.

            2.2.1.4 Title to Physical Materials. As between the State, TAMUS and TIGM, title to the physical materials comprising the OmniBank II Library will be held in the name of TAMUS, and TAMUS will provide TIGM with access to the OmniBank II Library pursuant to the arrangements described below.

            2.2.1.5 Restrictions on Creation of Competitive Library. For a period ending on the earliest to occur of (a) ten (10) years from the Effective Date, (b) the date on which Lexicon and TAMUS have accumulated funding offsets and surplus job credits sufficient to offset the full amount of the potential repayment penalty liability for shortfalls in achieving their collective job target commitments to the State under the Economic Development Agreement, and (c) the date that TIGM commences dissolution proceedings, but in no event earlier than the later of (i) five (5) years from the Effective Date and (ii) two (2) years following the satisfaction or earlier termination of Lexicon's obligations to generate and deliver to TIGM the OmniBank II Library, Lexicon will not make or commence making for a third party a new library of mouse embryonic stem cell clones with Selected Mutations under a license that would permit such party to use and sell such library in direct competition with the OmniBank II Library, or grant to a third party the right under the Gene Trapping Patents and related Library Technology to make such a library for such purposes. For purposes of the foregoing, the duplication of fifty percent (50%) or more of the clones represented in the Existing OmniBank Library for delivery to a third party under a license that would permit such party to use and sell such library in direct competition with the OmniBank II Library shall be deemed to constitute the making of a new library for such third party. For clarity, except as specifically provided in the foregoing sentence, no restrictions whatsoever will be imposed with respect to the Existing OmniBank Library.

            2.2.1.6 Technical Difficulties. TIGM and TAMUS recognize that the generation of mouse embryonic stem cell clones with Selected Mutations involves a number of technologically complex steps and that technical obstacles may, on occasion, delay or, in the case of clones requested from the Existing OmniBank Library, even prevent such clones from being made available for shipment to TIGM. Lexicon shall promptly notify TIGM of any such technical obstacle and its estimate of the delay, if any, in the timelines contemplated by the Development Plan and this Agreement for the delivery of mouse embryonic stem cell clones with Selected Mutations hereunder. Lexicon shall not be held liable or responsible to TIGM or TAMUS nor be deemed to have defaulted under or breached this Agreement for any such delay; provided, however, that (a) Lexicon shall use Diligent Efforts to limit any such delay and overcome the relevant technical obstacle as promptly as possible and (b), subject to Section 10.1, such delay does not extend the completion of the OmniBank II Library beyond the third anniversary of the Effective Date.

            2.2.1.7 Third Party Rights. Lexicon shall not be obligated to develop or deliver a Mutant Mouse where Lexicon reasonably believes, with the advice of its counsel and after consultation with TIGM, that such action would infringe any valid intellectual property or contractual rights of a third party.

      2.2.2 Installation and Support of Bioinformatics Software.

            2.2.2.1 Installation. Lexicon shall deliver the Bioinformatics Software to TIGM promptly following the Effective Date. Lexicon will provide services necessary to install the Bioinformatics Software on TIGM's computer systems at each of the two (2) locations housing a copy of the OmniBank II Library. TIGM shall be responsible for obtaining all necessary hardware and third party-software necessary to install and operate the Bioinformatics Software.

            2.2.2.2 Support Services. Promptly following the installation of the Bioinformatics Software at TIGM, Lexicon shall provide initial training for TIGM's staff, at each of the two (2) locations housing a copy of the OmniBank II Library, in the operation and use of the Bioinformatics Software. During the period ending one year after the satisfaction or earlier termination of Lexicon's obligations to generate and deliver to TIGM the OmniBank II Library, Lexicon shall provide, at no additional charge to TIGM, (a) such services as may be necessary to load the databases relating to the Bioinformatics Software with the gene sequence data identifying clones in the OmniBank II Library, (b) reasonable training at each of the two (2) locations housing a copy of the OmniBank II Library on the use of the Bioinformatics Software and the database containing data relating to the OmniBank II Library and (c) reasonable telephone support of the Bioinformatics Software during business hours. For a period of five years from the Effective Date, Lexicon shall provide, at no additional charge to TIGM, all error corrections to the Bioinformatics Software that Lexicon makes in the course of its business.

            2.2.2.3 Source Code Escrow Arrangements. At TAMUS or TIGM's request, Lexicon will make arrangements reasonably satisfactory to TAMUS and TIGM for an escrow of the source code, programmers notes and other materials that TIGM can access and use in the event that Lexicon becomes unable to perform the foregoing obligations.

      2.2.3 Provision of Training in the Production of Knockout Mice. Promptly following the Effective Date, Lexicon shall provide reasonable training for TIGM's staff, at each of the two (2) locations housing a copy of the OmniBank II Library, in the production, genotyping and phenotyping of knockout mice.

      2.3 TAMUS Obligations

            2.3.1 Facilities. TAMUS shall make available to TIGM, on commercially reasonable terms, adequate facilities in Houston and College Station, Texas to house the OmniBank II Library and conduct its operations. In connection with the foregoing obligation, TAMUS shall use Diligent Efforts to complete the Facilities and lease the Facilities to TIGM on commercially reasonable terms, taking into account, in establishing such terms, the funding provided by the State to TAMUS under the Economic Development Agreement for TIGM's benefit.

            2.3.2 Access to OmniBank II Library. TAMUS shall furnish TIGM with the use of the OmniBank II Library, and unless and until TIGM commences dissolution proceedings, TAMUS shall access the OmniBank Library only as a Sublicensed Recipient through TIGM.

            2.3.3 Funding of TIGM Operations. TAMUS will furnish to TIGM the operating funds and/or in-kind services needed to fund TIGM's operations until it has established sufficient revenue to be self-sufficient, but in no event shall TAMUS be obligated to furnish more than three million dollars ($3,000,000) in net cumulative funds or in-kind services.

      2.4 TIGM Obligations

            2.4.1 Operations. TIGM shall use Diligent Efforts to (a) obtain research grants and contracts, on its own and in collaboration with its members; (b) expand its membership, particularly with respect to Academic Institutions within the State of Texas; and (c) promote, through the development of its research operations and collaborations with third parties, the expansion of the biotechnology and pharmaceutical industries and associated employment in the State of Texas.

            2.4.2 Reporting. Within ten (10) days after each calendar quarter, TIGM shall furnish to Lexicon and TAMUS a written quarterly report showing, in reasonable detail, funds received during the reporting period (and, to the extent not previously reported, during previous reporting periods) by TIGM and, to the extent related to research using materials obtained from TIGM, by TIGM members directly or indirectly from funding sources other than the State, including, without limitation, all such funds received under grants and contracts from the National Institutes of Health, other federal government agencies, research institutes, foundations, and companies in the biotechnology and pharmaceutical industries, together with evidence thereof (e.g., in the form of grant and contract documents or third party reports) that is sufficient to satisfy the standards of the Economic Development Agreement for purposes of establishing entitlement to funding offsets. Within ten (10) days after each calendar year, TIGM shall furnish to Lexicon and TAMUS a written annual report showing, in reasonable detail, "Employment Positions" (as defined in the Economic Development Agreement) for the year attributable to (a) TIGM, (b) TIGM members, (c) employers in the biotechnology or pharmaceutical industries, and (d) other positions for which TIGM or TIGM members are significantly responsible for creating through efforts specifically targeted at attracting or creating biotechnology and pharmaceutical industry-related positions to Texas, in each case without duplication, together with evidence thereof that is sufficient to satisfy the standards of the Economic Development Agreement for such purposes. TIGM shall keep complete and accurate records in sufficient detail to properly reflect its activities under this Agreement and to enable the preparation of the foregoing reports and supporting documentation, and shall require its members to provide it with periodic written reports and supporting information as may be reasonably necessary therefor. Each such report shall include a certification by TIGM as to the accuracy of the information contained therein.

            2.4.3 Clawback Payment Obligation. TIGM shall pay TAMUS any obligation it may have under its job target commitment guarantee prior to the due date for TAMUS's payment to the State under the Economic Development Agreement.

      2.5 Obtaining of TIGM Research Grants and Contracts. To effect the goals of the collaboration contemplated by this Agreement, Lexicon and TAMUS shall provide reasonable assistance to TIGM in its efforts to obtain research grants and contracts involving use of the OmniBank II Library, including, in the case of Lexicon, providing (a) scientific and technical information to support the submission of any grant or contract request and (b) technical support in the preparation of grant or contract requests. In furtherance of the foregoing, Lexicon and TAMUS will notify TIGM of opportunities for obtaining research grants and contacts from Government Agencies that either such party, in its respective discretion, deems suitable for application by TIGM or for joint application by TIGM, Lexicon and/or TAMUS. In addition, TIGM may request that Lexicon and/or TAMUS participate in joint applications with TIGM for research grants and contracts from Government Agencies in the event TIGM believes that such participation will improve the award potential for any such grant or contract; provided that neither Lexicon nor TAMUS shall have any obligation to participate in such application. To the extent TIGM, Lexicon and/or TAMUS elect to participate in any such joint application, each such participating party will provide reasonable cooperation to, and will coordinate efforts with, the other participating party or parties.

                          ARTICLE 3. GRANTS OF RIGHTS

      3.1 Grants of Licenses.

          3.1.1 OmniBank II Library and Mutant Mice.

                3.1.1.1 Library Technology. Subject to the terms of this Agreement, Lexicon hereby grants to TIGM a worldwide, non-exclusive right and license (without any right to grant sublicenses except to Sublicensed Recipients under the terms and subject to the conditions set forth in Section 3.2) under Lexicon's rights in the Library Technology, including, without limitation, any Patent Rights Controlled by Lexicon Covering the foregoing, (a) to use the OmniBank II Library and Mutant Mice obtained from the Existing OmniBank Library and (b) to make, use and sell Materials derived therefrom. TIGM's right under the foregoing license to sell Materials shall be subject to the conditions set forth in Section 3.2.

                3.1.1.2 Cre-Lox Patents. The following provisions shall apply to the extent that a Mutant Mouse or Progeny contains one or more lox sites in its genome:

                (a) Subject to the terms of this Agreement, Lexicon hereby grants to TIGM the non-transferable, non-exclusive right under Lexicon's rights in the Cre-Lox Patents to use, breed and cross-breed Mutant Mice and Progeny that contain one or more lox sites in their genome ("Lox Mice"), at the internal research facilities of TIGM, solely for research purposes; provided however, that TIGM shall not manipulate the genetic information at any lox site of a Lox Mouse by using the technology claimed by the Cre-Lox Patent Rights (including without limitation cross-breeding a Lox Mouse with a mouse containing DNA capable of expressing a Cre recombinase protein) or otherwise further practice under a Valid Claim of the Cre-Lox Patent Rights without first obtaining a license from DuPont Pharmaceutical Company or its successors.

                 (b) Upon TIGM's request, Lexicon will enter into agreement(s)
            with Sublicensed Recipients granting rights to such Sublicensed Recipients under Lexicon's rights in the Cre-Lox Patents substantially equivalent to those granted to TIGM in the foregoing subsection (a). TIGM shall not transfer any Lox Mice or any progeny or material in any way derived from such Lox Mice to any third party, except for such transfers as may be permitted pursuant to
            Section 3.2 to Sublicensed Recipients that have entered into such an agreement with Lexicon with respect thereto.

                 (c) No right is granted to TIGM to sell (or lease or otherwise transfer for consideration) or develop or manufacture for sale (or lease or other transfer for consideration) any product, the manufacture, use, sale or importation of which would infringe a Valid Claim of the Cre-Lox Patents, including but not limited to any product which is manufactured using a composition or method which would infringe a Valid Claim of the Cre-Lox Patents.

                 (d) Subject to the restricted non-exclusive license granted to
            TIGM, Lexicon (and its licensors as applicable) shall retain all rights under the Cre-Lox Patents with respect to the Lox Mice.

            3.1.2 Bioinformatics Software. Subject to the terms of this Agreement, Lexicon hereby grants to TIGM a worldwide, non-exclusive right and license (without any right to grant sublicenses) to use the Bioinformatics Software, under the copyrights and know-how Controlled by Lexicon with respect thereto. TIGM shall have the right under the foregoing license to custom configure the Bioinformatics Software for its internal use.

            3.1.3 Covenant Not to Sue. TIGM shall not assert or enforce, and shall obligate Sublicensed Recipients not to assert or enforce, against Lexicon, or any of Lexicon's licensees, any claim of an issued patent arising from the use by TIGM or a Sublicensed Recipient of Materials containing a Selected Mutation which claim would, absent a license, be infringed by, or otherwise prevent Lexicon or its licensees from, making, using, selling or importing transgenic or knockout mice having a mutation in the same gene as such Selected Mutation or cells, tissues and other biological materials derived therefrom.

      3.2 Conditions of Sale and Use of Materials. Any sale or license of Materials by TIGM to a Sublicensed Recipient shall be made pursuant to an agreement between TIGM and such Sublicensed Recipient (a "Materials Access Agreement") that expressly (a) permits the use of Materials solely for the research purposes of such Sublicensed Recipient and its Affiliates and (b) prohibits the sale or transfer of Materials by such Sublicensed Recipient or its Affiliates to any third party; provided that such Materials Access Agreement may permit a Sublicensed Recipient or its Affiliates to transfer Materials, without receiving any consideration therefor, to (i) an Academic Institution or Government Agency subject to a material transfer agreement that contains terms substantially equivalent to those required above with respect to Materials Access Agreements or (ii) to a third party contractor for purposes of such contractor's performance of fee-for-service contract research services for such Sublicensed Recipient and its Affiliates, subject to a material transfer agreement that (A) permits the use of Materials by such contractor solely for the research purposes of such Sublicensed Recipient and its Affiliates, (B) assigns exclusively to such Sublicensed Recipient or its Affiliates any and all rights to all data and information generated or developed, and all discoveries and inventions made (including, without limitation, all patent and other intellectual property rights therein), by such contractor through use of such Materials, (C) prohibits the sale or transfer of such Materials by such contractor to any third party and (D) obligates such contractor to return or destroy such Materials upon the completion of its services for such Sublicensed Recipient or its Affiliates. TIGM and its Affiliates may use Materials constituting, or produced, developed or derived from, a line of Mutant Mice in providing services to or for the benefit of a Sublicensed Recipient only if and to the extent that TIGM or its Affiliates have first sold or licensed Materials constituting, or produced, developed or derived from, the same line of Mutant Mice to such Sublicensed Recipient under a Materials Access Agreement. Each Materials Access Agreement shall expressly provide that Lexicon is an intended third-party beneficiary of such Materials Access Agreement with the right to enforce the terms and conditions described above. TIGM shall provide Lexicon with copies of any such Materials Access Agreement within thirty (30) days after execution and delivery thereof.

      3.3 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other party, including items owned, controlled or developed by, or licensed to, the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

                         ARTICLE 4. PAYMENT OBLIGATIONS

      4.1 Fees for Clones from Existing OmniBank Library. TIGM shall pay to Lexicon the fees specified below for each line of Mutant Mice requested from the Existing OmniBank Library (in the form of mouse embryonic stem cell clones) under Section 2.2.1.2 of this Agreement, which fee shall be payable within thirty (30) days after Lexicon's delivery of notice under Section 2.2.1.3 of the availability for shipment to TIGM of embryonic stem cell clones for such line of Mutant Mice.

                      TIMING OF REQUEST                           FEE FOR EACH LINE OF MUTANT MICE REQUESTED
------------------------------------------------------------      ------------------------------------------
From the Effective Date until eighteen (18) months after the                        $[**]
Effective Date

From eighteen months after of the Effective Date to thirty                          $[**]
(30) months after the Effective Date

After thirty (30) months from Effective Date                                        $[**]

Notwithstanding the foregoing, in the event that Lexicon has failed to satisfy its obligations with respect to the completion and delivery of the OmniBank II Library by the third anniversary of the Effective Date, subject to Section 10.1, TIGM shall have no obligation to pay the fee contemplated by this Section 4.1 with respect to requests made by TIGM under Section 2.2.1.2 of this Agreement following such date until Lexicon's obligations with respect to the completion and delivery of the OmniBank II Library are subsequently satisfied.

      4.2 Cre-Lox Royalties. During the term of this Agreement, until the expiration or termination of the last to expire of any Valid Claim included in the Cre-Lox Patents, TIGM shall pay Lexicon a royalty of one percent (1%) of the gross invoice price to Sublicensed Recipients of Lox Mice, which royalty shall be payable upon Lexicon's execution and delivery of the agreement contemplated by Section 3.1.1.2(b) with such Sublicensed Recipient with respect to such Lox Mice.

      4.3 Royalty on [**].

            4.3.1 Royalty Payment Obligations. During the term of this Agreement, TIGM shall pay Lexicon a royalty of ten percent (10%) of [**] (subject to a minimum royalty in the amount of ten thousand dollars ($10,000), on a Sublicensed Recipient-by-Sublicensed Recipient and line-by-line basis, with respect to the sale or licensing to each Sublicensed Recipient of Materials derived from a line of Mutant Mice), which royalty shall be payable within thirty (30) days after the end of the calendar quarter in which such [**] are received. Notwithstanding the foregoing, to the extent that TIGM is obligated to pay Lexicon a royalty on [**] with respect to such Materials under the Sublicense Agreement of even date herewith between Lexicon and TIGM (e.g., in the event that the Materials consist of Progeny derived both from a line of Mutant Mice and from mice made under the Sublicense Agreement), subject to TIGM's payment of such royalty under the Sublicense Agreement, TIGM shall not be obligated to pay the royalty set forth in this Section
      4.3.1 with respect to the same [**].

            4.3.2 Reporting. Within thirty (30) days after each calendar quarter, TIGM shall furnish to Lexicon a written quarterly report showing, in reasonable detail: (a) [**] for the reporting period and (b) the calculation of royalties under Section 4.3.1, including the basis for each element thereof. TIGM shall keep complete and accurate records in sufficient detail to properly reflect its activities under this Agreement and to enable [**] and the royalties payable hereunder to be determined.

            4.3.3 Audit Rights. Upon the written request of Lexicon, TIGM shall permit an independent certified public accountant selected by Lexicon and acceptable to TIGM, which acceptance shall not be unreasonably withheld, to have access, at reasonable times and during normal business hours, to such records of TIGM and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than twenty-four (24) months prior to the date of such request. Lexicon and TIGM shall use commercially reasonable efforts to schedule all such verifications within forty-five (45) days after Lexicon makes its written request. All such verifications shall be conducted not more than once in, or with respect to, each calendar year. The report of Lexicon's independent certified public accountant shall be made available to both parties. In the event Lexicon's independent certified public accountant concludes that additional royalties were owed to Lexicon for such period, the additional royalties shall be paid by TIGM within thirty (30) days of the date Lexicon delivers to TIGM such independent certified public accountant's written report so concluding, unless such report contains manifest error. The fees charged by such independent certified public accountant shall be paid by Lexicon unless such audit discloses an underpayment of more than five percent (5%) of the amount due under this Agreement for the period in question, in which case TIGM will bear the full cost of such audit. Lexicon agrees that all information subject to review under this Section 4.3.3 is confidential and that Lexicon shall cause its independent certified public accountant to retain all such information in confidence.

      4.4 No Withholding Taxes. All payments due hereunder shall be paid in full, without deduction of taxes or other fees that may be imposed by any government.

      4.5 Interest on Late Payments. Any payments by TIGM to Lexicon that are not paid when due under this Agreement shall bear interest, to the extent permitted by applicable law, at one percent (1.0%) per month, calculated on the total number of days payment is delinquent.

      4.6 Manner of Payment. Payments to be made by TIGM to Lexicon under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the State of Texas as is designated in writing by Lexicon from time to time.

                        ARTICLE 5. INTELLECTUAL PROPERTY

      5.1 Ownership of Intellectual Property.

            5.1.1 Ownership by Lexicon of the Library Technology. Subject to the rights and licenses granted under this Agreement, Lexicon (and its licensors, as applicable) shall own and retain all rights to the Library Technology.

            5.1.2 Ownership of Other Technology and Inventions. Except as set forth in Section 5.1.1, as between the parties, (a) each party shall own all patentable inventions and discoveries conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement solely by employees, agents, consultants or contractors of such party and its Affiliates; and (b) the relevant parties shall jointly own all patentable inventions and discoveries conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement jointly by employees, agents, consultants or contractors of such parties and their respective Affiliates. For purposes of the foregoing, inventorship shall be determined in accordance with U.S. patent law.

      5.2 Prosecution and Enforcement of Patent Rights. Each party shall have the sole right, but not the obligation, to file, prosecute and maintain Patent Rights solely owned by such party, and to institute and direct legal proceedings against any person or entity believed to be infringing such patent rights. The relevant parties shall consult with each other regarding the filing, prosecuting and maintaining of Patent Rights jointly owned by such parties and the institution, prosecution and control of any action or proceeding with respect to infringement of any of such Patent Rights.

                           ARTICLE 6. CONFIDENTIALITY

      6.1 Nondisclosure Obligations.

            6.1.1 General. Except as otherwise provided in this Article 6, during the term of this Agreement and for a period of five (5) years thereafter, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement.

            6.1.2 Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and subject to advance written notification to the Disclosing Party, a party may disclose Confidential Information it is otherwise obligated not to disclose under this Section 6.1 to its Affiliates,
      (sub)licensees, consultants and outside contractors, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such party is required to keep the Confidential Information confidential hereunder. Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to obtain patents which such Receiving Party is permitted to obtain hereunder, which permission shall not be unreasonably withheld or delayed.

            6.1.3 Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; provided, however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

      6.2 Injunctive Relief. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 6 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 6.

                   ARTICLE 7. REPRESENTATIONS AND WARRANTIES

      7.1 Representations, Warranties and Covenants of Lexicon. Lexicon represents and warrants to and covenants with TIGM and TAMUS that:

            7.1.1 Lexicon is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware;

            7.1.2 Lexicon has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to TIGM and TAMUS in this Agreement;

            7.1.3 Lexicon has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            7.1.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Lexicon, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

            7.1.5 the performance of Lexicon's obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party.

      7.2 Representations, Warranties and Covenants of TIGM. TIGM represents and warrants to and covenants with Lexicon and TAMUS that:

            7.2.1 TIGM is a non-profit corporation duly organized, validly existing and in corporate good standing under the laws of the State of Texas;

            7.2.2 TIGM has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Lexicon and TAMUS in this Agreement;

            7.2.3 TIGM has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            7.2.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of TIGM enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

            7.2.5 the performance of its obligations under this Agreement will not conflict with TIGM's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party.

      7.3 Representations, Warranties and Covenants of TAMUS. TAMUS represents and warrants to and covenants with Lexicon and TIGM that:

            7.3.1 TAMUS is a public educational institution duly organized, validly existing and in good standing under the laws of the State of Texas;

            7.3.2 TAMUS has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Lexicon and TIGM in this Agreement;

            7.3.3 TAMUS has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            7.3.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of TAMUS enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

            7.3.5 the performance of its obligations under this Agreement will not conflict with TAMUS's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party.

      7.4 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY MUTANT MOUSE OR PROGENY (INCLUDING THE MUTAGENICITY THEREOF), PATENT RIGHTS, GOODS, SERVICES, BACKGROUND MATERIALS OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. IN ADDITION, THE PARTIES ACKNOWLEDGE THAT THE GENERATION OR USE OF BACKGROUND MATERIALS MAY BE COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES. EACH PARTY ACKNOWLEDGES THAT EXERCISE BY IT OF THE RIGHTS AND LICENSES GRANTED TO IT PURSUANT TO ARTICLE 3 HEREOF MAY BE COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES.

      7.5 Limited Liability. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NONE OF THE PARTIES TO THIS AGREEMENT WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT,

NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

                              ARTICLE 8. INDEMNITY

      8.1 Breaches of Representations, Warranties and Covenants. Each party shall indemnify, defend and hold harmless the other parties, their Affiliates and their respective directors, officers, employees and agents from and against any and all liabilities, obligations, fees, including attorneys' fees and costs, expenses and losses resulting from any breach of any representation, warranty or covenant on the part of the indemnifying party contained in this Agreement.

      8.2 Use of Materials. Each party hereto shall indemnify, defend and hold harmless all other parties hereto, their Affiliates and their respective directors, officers, employees and agents from and against any and all liabilities, obligations, fees, including attorneys' fees and costs, expenses and losses incurred in connection with a claim against the indemnified party by a third party based on any action or omission of the indemnifying party, its Affiliates or their respective agents or employees in connection with or relating to the sale, use, handling or storage of Materials by any such indemnifying party.

      8.3 Procedure. If a party or any of its Affiliates or their respective directors, officers, employees or agents (collectively, the "Indemnitee") intends to claim indemnification under this Article 8, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 8, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor's ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 8. The Indemnitee under this
Article 8, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

      8.4 No Waiver of Sovereign Immunity. Notwithstanding the foregoing, the authority of TAMUS to indemnify a third party for a claim is limited to those claims for which sovereign immunity has been waived by the Texas legislature. Nothing in this Agreement or the actions undertaken by TAMUS, or its officers or employees, shall be construed as a waiver of sovereign immunity.

                     ARTICLE 9. EXPIRATION AND TERMINATION

      9.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the later of (a) the expiration or termination of the last to expire of any Valid Claim included in the Patent Rights Controlled by Lexicon Covering the Library Technology or (b) fifteen (15) years after the Effective Date

      9.2 Termination Option. Subject to Sections 2.2.1.6 and 10.1, if Lexicon has not generated and delivered the notice contemplated by Section 2.2.1.3 with respect to the following percentages of the clones scheduled under the Development Plan to be delivered to TIGM by the relevant date set forth below, TIGM shall have the right, by delivering notice to Lexicon within ten (10) days of such date, to terminate the remaining obligations of Lexicon with respect to the generation and delivery to TIGM of the OmniBank II Library and receive a payment from Lexicon in the amount calculated as set forth herein.

                                       PERCENTAGE OF AGGREGATE NUMBER OF CLONES
                                         SCHEDULED UNDER THE DEVELOPMENT PLAN
                                        TO BE DELIVERED BY SUCH DATE FOR WHICH              PERCENTAGE OF
                                           LEXICON HAS DELIVERED THE NOTICE              POTENTIAL RECAPTURE
               DATE                         CONTEMPLATED BY SECTION 2.2.13                     AMOUNT
------------------------------------  ------------------------------------------  ----------------------------------
First Anniversary of Effective Date   30%                                         66.7%
18 Months After Effective Date        50%                                         50.0%
Second Anniversary of Effective Date  70%                                         33.3%
30 Months After Effective Date        90%                                         16.7%

The "Potential Recapture Amount" to which the relevant percentage set forth in the table would be applied to determine the amount of such payment from Lexicon shall be equal to (a) the thirty million dollar ($30,000,000) amount received by Lexicon from the State under the Economic Development Agreement for the generation and delivery to TIGM of the OmniBank II Library less (b) Lexicon's aggregate maximum potential liability for repayment penalties under the Economic Development Agreement with respect to shortfalls in satisfying its job target obligations thereunder. In the event TIGM duly exercises the right set forth in this Section 9.2, (i) TIGM shall be deemed to have elected such right to the exclusion of any claims under Section 9.3 below or otherwise that Lexicon's failure to deliver the number of clones contemplated by the Development Plan constitutes an Event of Default and (ii) Lexicon shall make the required payment within thirty (30) days of the notice thereof.

      9.3 Termination for Cause.

            9.3.1 Events of Default. An "Event of Default" by either party shall have occurred upon (a) the occurrence of a material breach of this Agreement if such party fails to remedy such breach within sixty (60) days after written notice thereof by the non-breaching party (thirty (30) days in the event of a party's failure to make a payment required hereunder) or, if remediation of such breach in sixty (60) days is not practicable, if such party fails to commence and diligently pursue such remediation during such 60-day period, or (b) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such party that is not dismissed or otherwise disposed of within sixty (60) days thereafter.

            9.3.2 Effect of an Event of Default. In the event of an Event of Default, the non-defaulting party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity (including, without limitation, specific performance, injunctive relief and damages) and subject to the limitations set forth in Sections 7.5 and 10.6 hereof, to terminate this Agreement upon sixty (60) days notice thereof to the other party, in which case (a) the licenses granted to the defaulting party pursuant to Article 3 shall terminate and (b) the defaulting party shall return to the non-defaulting party or, upon the non-defaulting party's written instruction, destroy all information, materials or documentation provided by the non-defaulting party pursuant to this Agreement.

      9.4 Termination Without Cause. TIGM shall have the right to terminate this Agreement without cause at any time upon thirty (30) days written notice thereof to Lexicon. Upon any such termination, (a) the licenses granted to TIGM pursuant to Article 3 shall terminate, (b) TIGM shall return to Lexicon, or upon Lexicon's written instruction destroy, all information, materials or documentation provided to TIGM by Lexicon pursuant to this Agreement, and (c) Lexicon shall have no further obligation to TIGM or TAMUS under Article 2 or
Section 9.2 of this Agreement.

      9.5 Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 4, 5, 6 and 8, Sections 7.4 and 7.5, and Sections 10.2 through 10.6 hereof shall survive the expiration or termination of this Agreement.

                           ARTICLE 10. MISCELLANEOUS

      10.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

      10.2 Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either party without the consent of the other party; provided, however, that any party, without such consent, assign its rights and obligations under this Agreement (a) to any Affiliate, (b) in connection with a merger, consolidation or sale of such portion of a party's assets that includes rights under this Agreement to an unrelated third party or
(c) in the case of TIGM, to TAMUS in connection with the dissolution of TIGM and distribution of TIGM's assets to TAMUS; provided, further, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the parties otherwise agree.

      10.3 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

      10.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the notification parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

      If to Lexicon:        Lexicon Genetics Incorporated
                            8800 Technology Forest Place
                            The Woodlands, Texas 77381
                            Attention: President and Chief Executive Officer
                            Telephone: (281) 863-3000
                            Facsimile: (281) 863-8095

      With a copy to:       Lexicon Genetics Incorporated
                            8800 Technology Forest Place
                            The Woodlands, Texas 77381
                            Attention: General Counsel
                            Telephone: (281) 863-3000
                            Facsimile: (281) 863-8010

      If to TAMUS:          A&M System Building
                            Suite 2043
                            200 Technology Way
                            College Station, Texas 77845-3424
                            Attention: Chancellor
                            Telephone: (979) 458-6000
                            Facsimile: (979) 458-6044

      With a copy to:       A&M System Building
                            Suite 2043
                            200 Technology Way
                            College Station, Texas 77845-3424
                            Attention: General Counsel
                            Telephone: (979) 458-6122
                            Facsimile: (979) 458-6150

      If to TIGM:           A&M System Building
                            Suite 2043
                            200 Technology Way
                            College Station, Texas 77845-3424
                            Attention: Executive Director
                            Telephone: (979) 458-6000
                            Facsimile: (979) 458-6044

All such communications shall be effective upon receipt.

      10.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the conflicts of law principles thereof.

      10.6 Dispute Resolution. The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to individuals designated for such purpose, respectively, by the chief executive officer of Lexicon, the chancellor of TAMUS and the president of TIGM. If the matter has not been resolved within thirty (30) days of the first meeting of the representatives of the parties (which period may be extended by mutual agreement) concerning such matter, the parties shall be free to pursue all available recourse both at law and in equity. Notwithstanding the foregoing provisions of this Section 10.6, with respect to any claim by Lexicon or TIGM that TAMUS has breached this Agreement, the following terms shall apply:

      (a) The dispute resolution process provided for in Chapter 2260 of the Texas Government Code ("Government Code") shall be used by the parties to attempt to resolve any claim by Lexicon or TIGM that TAMUS has breached the Agreement;

      (b) Any Lexicon or TIGM claim that TAMUS has breached this Agreement that the parties cannot resolve in the ordinary course of business shall be submitted to the negotiation process provided in Chapter 2260, subchapter B, of the Government Code. To initiate the process, Lexicon or TIGM shall submit written notice, as required by subchapter B, to the Executive Vice Chancellor for Finance or a person with similar or equal authority. The notice shall specifically state that the provisions of Chapter 2260, subchapter B are being invoked. Compliance by Lexicon or TIGM with subchapter B is a condition precedent to the filing of a contested case proceeding under Chapter 2260, subchapter C, of the Government Code;

      (c) The contested case process provided in Chapter 2260, subchapter C, of the Government Code is Lexicon's and TIGM's sole and exclusive process for seeking a remedy for any and all alleged breaches of contract by TAMUS if the parties are unable to resolve their disputes under the preceding paragraph; and

      (d) Compliance with the contested case process provided in subchapter C is a condition precedent to seeking consent to sue from the Legislature under Chapter 107 of the Civil Practices and Remedies Code. Neither the execution of this contract by TAMUS nor any other conduct of any representative of TAMUS relating to the contract shall be considered a waiver of sovereign immunity to suit to the extent such immunity can be claimed by TIGM. The submission, processing and resolution of Lexicon's or TIGM's claim is governed by the published rules adopted by the attorney general pursuant to Chapter 2260, as currently effective, hereafter enacted or subsequently amended. Neither the occurrence of an event nor the pendency of a claim constitutes grounds for the suspension of performance by Lexicon or TIGM, in whole or in part. The designated individual responsible on behalf of TAMUS for examining any claim or counterclaim and conducting any negotiations related thereto as required under section 2260.052 of H.B. 826 of the 76th Texas Legislature shall be the Executive Vice Chancellor for Finance.

      10.7 Entire Agreement. This Agreement, together with the exhibits and appendices hereto and any confidentiality agreement(s) executed in contemplation of this Agreement, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

      10.8 Publicity. Subject to the Texas Public Information Act, the parties each agree not to disclose any terms or conditions of this Agreement to any third party without consulting the other party prior to such disclosure. Notwithstanding the foregoing, prior to execution of this Agreement, the parties shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the existence and general nature of this transaction, and each party may disclose such information without consulting the other parties. The parties may thereafter from time to time mutually agree on revisions to material to be used as a routine reference, which revisions shall be submitted by one party for the review and approval of the other parties at least ten (10) days prior to the anticipated use or disclosure of the revised material, such approval not to be unreasonably withheld. The terms of this Agreement shall be treated as the Confidential Information of the parties, and, except to the extent required by applicable law, shall not be disclosed to anyone (except for the parties' respective employees, consultants, agents and attorneys assisting in the review and negotiation of this Agreement who have a need to know the terms of this Agreement) without the written permission of the other parties. If any party desires to release a separate announcement relating to this Agreement, it shall first allow the other parties to approve in writing such proposed announcement; provided that such approval shall not be unreasonably withheld or delayed.

      10.9 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      10.10 No Partnership. It is expressly agreed that the relationship between Lexicon, TAMUS and TIGM shall not constitute a partnership, joint venture or agency. No party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on any other party, without the prior consent of such other party to do so.

      10.11 Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. TIGM agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. TIGM agrees to obtain similar covenants from their licensees, (sub)licensees, or corporate partners, as the case may be, and contractors with respect to the subject matter of this Section 10.11.

      10.12 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

      10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date.

LEXICON GENETICS INCORPORATED

By: _________________________________________        Date: ____________________

Name: _______________________________________

Title: ______________________________________

THE TEXAS A&M UNIVERSITY SYSTEM

By: _________________________________________        Date: ____________________

Name: _______________________________________

Title: ______________________________________

THE TEXAS INSTITUTE OF GENOMIC MEDICINE

By: _________________________________________        Date: ____________________

Name: _______________________________________

Title: ______________________________________

                                   EXHIBIT 1.3

                             BIOINFORMATICS SOFTWARE

      The Bioinformatics Software is an online analytical and decision-support system that catalogs the in vivo characterization of all mouse embryonic stem cell clones contained in the OmniBank II Library. Users can assess and search a wide range of phenotypic information at different levels, including raw data, calculated graphs with annotated summaries, and statistical analysis for selected diagnostic areas, by means of a standard web browser. Information can be retrieved through an intuitive search interface by gene description and sequence, disease indication, keywords, related publications and statistical significance.

      The Bioinformatics Software is broken down into two components:
"Production" and "Analysis." The Production software is primarily a workflow system used in the generation and breeding of knockout mice. It is used in the production, gathering, and recording of all relevant data of the mice and tracks their lifecycle through the various projects to which they are assigned. The main processes of the Production software consist of microinjection and breeding. These components are used to ensure that all active participants in the breeding process know when an action needs to occur and when data is ready to be uploaded into the Analysis software.

      The Analysis software is used to store data and analysis from phenotypic assays. The Analysis software currently supports data upload and data validation for a wide range of scientific equipment. It also provides tools for annotating and summarizing the physiological observations of knockout phenotypes compared to wild-type controls and background data.

      The technical requirements for the Bioinformatics Software consist of the following:

      Hardware Environment

      Sun Enterprise 450
      Dual CPU UltraSPARC-II 400MHz
      Memory size: 2.0 Gb
      Two (2) 9 Gb Internal HDs

      Server Software Environment

      Sun Solaris 8 Generic sun4u SPARC SUNW, Ultra-4

      Server Software System

      Oracle Server 9i from 8.1.6, plus appropriate client support files

      Apache with SSL module (TLS 1.0, RC4 with 128 bit encryption (High);
         RSA with 1024 bit exchange)/tomcat
      MySQL 3.23.33
      Apache 1.3x
      PHP 4.0.5
      PHP 4.07
      Java 1.4

                                   EXHIBIT 1.8

                                 CRE-LOX PATENTS

COUNTRY            APPLICATION SER. NO.      PATENT NO.      ISSUE DATE      EXPIRY DATE
-------------      --------------------      ----------      ----------      -----------
USA                                          4,959,317       9/25/90         9/25/2007
Canada                                       1,293,460       12/24/91        12/24/2008
Ireland                                      60421           7/8/94          10/6/2006
Japan              86/236385
EPO                                          0 220 009       2/10/93         10/6/2006
Austria                                      E0085649        2/10/93         10/6/2006
Belgium                                      0 220 009       2/10/93         10/6/2006
France                                       0 220 009       2/10/93         10/6/2006
Great Britain                                0 220 009       2/10/93         10/6/2006
Germany                                      3687734         2/10/93         10/6/2006
Greece                                       3007809         2/10/93         10/6/2006
Italy                                        0 220 009       2/10/93         10/6/2006
Luxembourg                                   0 220 009       2/10/93         10/6/2006
Netherlands                                  0 220 009       2/10/93         10/6/2006
Sweden                                       0 220 009       2/10/93         10/6/2006
Switzerland                                  0 220 009       2/10/93         10/6/2006

                                   EXHIBIT 1.9

                                DEVELOPMENT PLAN

      Lexicon will use Diligent Efforts to generate the OmniBank II Library by means of its gene trapping technology. This high-throughput method uses genetically-engineered retroviruses to infect mouse embryonic stem cells in vitro, integrate into the chromosome of the cell and deliver molecular traps for genes. The gene trap construct disrupts the function of the gene into which it integrates and enables determination of the genomic integration site and identity of the disrupted gene.

      Lexicon will use Diligent Efforts to deliver to TIGM two (2) complete copies of the OmniBank II Library, each consisting of three hundred fifty thousand (350,000) mouse embryonic stem cell clones with Selected Mutations, each identified by DNA sequence of its genomic integration site, in accordance with the following schedule:

                                                 AGGREGATE NUMBER OF CLONES SCHEDULED TO BE
              DATE                                  AVAILABLE FOR DELIVERY BY SUCH DATE
-----------------------------                    -------------------------------------------
6 Months After Effective Date                                       4,400

12 Months After Effective Date                                     73,520

18 Months After Effective Date                                    142,640

24 Months After Effective Date                                    211,760

30 Months After Effective Date                                    280,880

36 Months After Effective Date                                    350,000

                                  EXHIBIT 1.16

                                   FACILITIES

                                  EXHIBIT 1.17

                              GENE TRAPPING PATENTS

COUNTRY    APPLICATION/PUB. NO.    PATENT NO.    ISSUE DATE    EXPIRY DATE
-------    --------------------    ----------    ----------    -----------
PCT        PCT/US97/17791
USA                                6,136,566     10/24/00      10/4/2016
USA                                6,207,371     3/27/01       10/4/2016
PCT        PCT/US98/16373
USA                                6,139,833     10/31/00      8/8/2017
PCT        PCT/US99/06474
USA                                6,080,576     6/27/00       4/8/2018
PCT        PCT/US99/27366
USA                                6,436,707     8/20/02       4/8/2018
USA                                6,776,988     8/17/04       7/26/2019
USA                                6,218,123     4/17/01       8/10/2019
USA                                6,855,545     2/15/05       2/27/2017
USA                                6,808,921     10/26/04      4/18/2018

                                  EXHIBIT 2.1.2

                           JOINT MANAGEMENT COMMITTEE